                                                                   Exhibit 12.1

                                  SAFEWAY INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in millions)


                                                                                    Fiscal Year
                                                    -------------------------------------------------------------------------
                                                     53 Weeks        52 Weeks         52 Weeks       52 Weeks        52 Weeks
                                                       1997            1996             1995           1994            1993
                                                    ---------       ----------        --------       --------        --------

Income before income taxes and
     extraordinary loss                             $1,076.3         $767.6            $556.5         $424.1          $216.3

Add interest expense                                   241.2          178.5             199.8          221.7           265.5

Add interest on rental expense (a)                      88.5           90.0              87.5           86.6            88.0

Less equity in earnings of unconsolidated
     affiliates                                        (34.9)         (50.0)            (26.9)         (27.3)          (33.5)

Add minority interest in subsidiary                      4.4            3.4               3.9            3.0             3.5
                                                    ---------       --------          --------       --------        --------
     Earnings                                       $1,375.5         $989.5            $820.8         $708.1          $539.8
                                                    =========       ========          ========       ========        ========

Interest expense                                    $  241.2         $178.5            $199.8         $221.7          $265.5

Add capitalized interest                                 5.7            4.4               4.6            2.9             4.2

Add interest on rental expense (a)                      88.5           90.0              87.5           86.6            88.0
                                                    ---------       --------          --------       --------        --------
     Fixed charges                                  $  335.4         $272.9            $291.9         $311.2          $357.7
                                                    =========       ========          ========       ========        ========

     Ratio of earnings to fixed charges                 4.10           3.63              2.81           2.28            1.51
                                                    =========       ========          ========       ========        ========
                                                                                                                          (b)


(a) Based on a 10% discount factor on the estimated present value of future operating lease payments.

(b) Safeway's ratio of earnings to fixed charges during 1993 was adversely affected by a $54.9 million charge to operating and administrative expense for severance payments made to retail employees in the Alberta, Canada division as part of a voluntary employee buyout. Excluding this charge, the ratio of earnings to fixed charges for 1993 would have been 1.66.